Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Provides Update on Company-owned Restaurants
Impacted by Hurricane Harvey in Texas and Hurricane Irma in Florida

DALLAS, Texas - September 15, 2017 - Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® fast casual restaurant brands, today provided an update of the impact of Hurricane Harvey in Texas and Hurricane Irma in Florida on Company-owned restaurants and also announced the closure of the six remaining Pollo Tropical restaurants in south Texas.

Of the 43 Taco Cabana Company-owned restaurants located in the Houston metropolitan area that closed, representing approximately 25% of the Company-owned Taco Cabana restaurant base, all but one restaurant has reopened. No serious injuries to our team members have been reported. The restaurants have resumed offering the full menu with modified hours of operation. Taco Cabana lost approximately 319 operating days as a result of Hurricane Harvey through September 14, 2017.

While we are still assessing the full impact of Hurricane Irma on our Pollo Tropical Company-owned restaurants, we do not believe we have sustained significant damage to any of our restaurants and no serious injuries to our team members have been reported. Of the 149 Pollo Tropical restaurants located in the state of Florida and in the Atlanta metropolitan area, approximately 119 restaurants have reopened, including 70 of 88 restaurants in our core south Florida markets. We expect the majority of all remaining Pollo Tropical restaurants to reopen in the coming days once power is restored and supplies can be delivered. Some of the restaurants are currently serving a modified menu, operating limited hours or may be unable to offer both dine-in and drive-thru service. Pollo Tropical lost approximately 719 operating days as a result of Hurricane Irma through September 14, 2017.

The Company maintains comprehensive insurance coverage on all of its restaurants including property, flood and business interruption. The Company is working with its insurance providers to assess the overall impact from the two storms and expects the assessment to take several weeks to complete.

Today, we permanently closed the six remaining Pollo Tropical Company-owned restaurant locations in south Texas, including two Company-owned restaurants in Houston that have not reopened after Hurricane Harvey and four Company-owned restaurants in San Antonio. The decision to close these restaurants was due to ongoing uncertainty in south Texas including the effects of Hurricane Harvey and limited awareness of the Pollo Tropical brand. Up to two of the closed south Texas restaurants may be rebranded as Taco Cabana restaurants where Taco Cabana has strong brand affinity and awareness. Where possible, employees impacted by restaurant closures will be offered positions at nearby restaurants.

The six closed Pollo Tropical restaurants contributed approximately $3.7 million of restaurant sales and $1.2 million of pre-tax restaurant-level operating losses, including $0.6 million of depreciation expense, to results for the six months ended July 2, 2017. The closed restaurants contributed approximately $6.7 million of restaurant sales and $2.2 million of pre-tax restaurant-level operating losses, including $1.0 million of depreciation expense and $0.4 million of pre-opening costs, to results in 2016.

Fiesta President and Chief Executive Officer Rich Stockinger said, “While these hurricanes have cost us a short-term loss of business and some property damage, the operational and financial opportunity we see resulting from our Renewal Plan remains intact.  We will be slightly delaying the start of our planned marketing build as our markets recover from these storms but expect to resume an impactful media plan before year-end. In doing so, we intend to regain the positive momentum we were experiencing at Pollo prior to Irma and reintroduce broadcast media at Taco.”

Mr. Stockinger continued, “I would like to thank our team members and supplier partners for their support in getting us back up to full operation and their ongoing assistance in implementing the Plan.”

After Hurricane Harvey struck, Taco Cabana served thousands of meals to evacuees and first responders in Texas and Pollo Tropical is in the process of doing the same in Florida. In addition, through its non-profit Fiesta Family Foundation, the Company continues to assist many of its own family members who have personally suffered losses as a result of these storms.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc. is the parent company of the Pollo Tropical and Taco Cabana restaurant brands. The brands specialize in the operation of fast-casual, ethnic restaurants that offer distinct and unique tropical and Mexican inspired flavors with broad appeal at a compelling value. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Fiesta's expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "expects," "intends" or similar expressions. In addition, expressions of Fiesta's strategies, intentions or plans are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Fiesta's control. Investors are referred to the full discussion of risks and uncertainties as included in Fiesta's filings with the Securities and Exchange Commission.